UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2016

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-3011	36-2443580
(Commission File Number)	(I.R.S. Employer Identification No.)

1101 South 3rd Street, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 851-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 19, 2016, The Valspar Corporation (“Valspar”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Sherwin-Williams Company (“Sherwin-Williams”) and Viking Merger Sub Inc., a wholly owned subsidiary of Sherwin-Williams (“Merger Sub”).

The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, (1) Merger Sub will be merged with and into Valspar (the “Merger”), with Valspar surviving and continuing as the surviving corporation in the Merger, and, (2) at the effective time of the Merger, each outstanding share of common stock of Valspar, par value $0.50 per share (“Common Stock”) (other than Common Stock held in treasury by Valspar, owned by a wholly owned subsidiary of Valspar or owned by Sherwin-Williams or any of its wholly owned subsidiaries, or shares with respect to which appraisal rights have been validly exercised and not lost in accordance with Delaware law) will be converted into the right to receive the Merger Consideration.

The “Merger Consideration” means $113.00 per share in cash, except that if Sherwin-Williams is required, in order to obtain the necessary antitrust approvals, to commit to any divestiture, license, hold separate, sale or other disposition of or with respect to assets, businesses or product lines of Valspar, Sherwin-Williams or their subsidiaries representing, in the aggregate, in excess of $650 million of Net Sales, then the “Merger Consideration” will be $105.00 per share in cash. “Net Sales” of any such asset, business or product line is measured by reference to the net sales for the corresponding asset, business or product line of Valspar for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested, except that, with respect to any asset, business or product line involved in the manufacture, distribution or sale of architectural coatings in Australia, the net sales associated with such asset, business or product line of Valspar will not count but the net sales associated with such asset, business or product line of Sherwin-Williams will count.

Pursuant to the Merger Agreement, at the effective time of the Merger, (a) each outstanding Company stock option, restricted stock unit award, performance-based restricted stock unit award and restricted share award granted prior to the date of the Merger Agreement will be converted into the right to receive a cash payment equal to the product of (i) the number of shares of Common Stock subject to such award and (ii) the Merger Consideration (in the case of stock options, less the exercise price per share), less any applicable taxes, and (b) each outstanding Company stock option and restricted stock unit award granted after the date of the Merger Agreement will be converted into an equivalent award relating to shares of Sherwin-Williams common stock on the terms set forth in the Merger Agreement.

The Board of Directors of Valspar has unanimously (1) determined that it is in the best interests of Valspar and its stockholders, and declared it advisable, to enter into the Merger Agreement, (2) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (3) resolved to recommend the adoption of the Merger Agreement by Valspar stockholders, who will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting.

The closing of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock, (2) the receipt of specified required regulatory approvals (including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), (3) the absence of any law or order enjoining or prohibiting the Merger or making it illegal, (4) the accuracy of the representations and warranties contained in the Merger Agreement (generally subject to a “Material Adverse Effect” qualification) and (5) compliance with covenants in the Merger Agreement in all material respects. The closing of the Merger is not subject to a financing condition.

Valspar and Sherwin-Williams are required to use reasonable best efforts to take all reasonable actions to complete the Merger, including that Valspar and Sherwin-Williams must, if necessary to obtain the required or advisable antitrust approvals, agree to the divestiture, license, hold separate, sale or other disposition of assets, businesses and product lines of Valspar, Sherwin-Williams and their subsidiaries, provided that neither party is required to agree to the divestiture, license, hold separate, sale or other disposition of or with respect to (1) assets, businesses or product lines of Valspar or Sherwin-Williams or their subsidiaries representing in the aggregate more than $1.5 billion of Net Sales or (2) Sherwin-Williams’s “Sherwin-Williams,” “Krylon” or “Ronseal” trademarks or trade names, or any businesses or product lines using such trademarks or trade names, in each case, in any jurisdiction other than Australia.

Valspar has made customary representations and warranties and agreed to customary covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the completion of the Merger, (2) not to engage in certain types of transactions during this period unless agreed to in writing by Sherwin-Williams, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the stockholder approval and (4) subject to certain exceptions, not to withhold, withdraw or modify in a manner adverse to Sherwin-Williams the recommendation of the Board of Directors that Valspar’s stockholders approve the adoption of the Merger Agreement.

The Merger Agreement contains customary non-solicitation restrictions prohibiting Valspar, its subsidiaries, and its and their respective representatives from soliciting alternative acquisition proposals from third parties or providing information to or participating in discussions or negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions relating to proposals that would reasonably be expected to lead to a “Company Superior Proposal” (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights, including that either Valspar or Sherwin-Williams may terminate the Merger Agreement if the Merger is not completed on or prior to March 21, 2017, subject to extension for up to two sequential three-month periods for the purpose of obtaining regulatory clearances. The Merger Agreement also provides that, upon termination of the Merger Agreement in specified circumstances, Valspar must pay Sherwin-Williams a termination fee of $300 million. Such specified circumstances include termination by Valspar in order to enter into an agreement providing for a Company Superior Proposal.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and the terms of which are incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Valspar. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Valspar’s public disclosures.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 19, 2016, the Board of Directors of Valspar amended Valspar’s Bylaws by adding a new Article XI containing a forum selection provision (the “Amendment”). The Amendment provides that, unless Valspar consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Valspar, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of Valspar to Valspar or to Valspar’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Valspar or any current or former director or officer or other employee of Valspar arising pursuant to any provision of the General Corporation Law of the State or Delaware or Valspar’s certificate of incorporation or Bylaws (as either may be amended from time to time), (iv) any action asserting a claim related to or involving Valspar that is governed by the internal affairs doctrine or (v) any action asserting an “internal prorate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

The Bylaws, as amended, are filed with this Current Report on form 8-K as Exhibit 3.1 and are incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Bylaws, as amended by the Amendment.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of March 19, 2016, by and among The Valspar Corporation, The Sherwin-Williams Company and Viking Merger Sub, Inc.†

3.1	Amended and Restated Bylaws of The Valspar Corporation (as amended and restated through March 19, 2016).

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Additional Information and Where to Find it

Valspar intends to file with the SEC a proxy statement in connection with the contemplated transactions. The definitive proxy statement will be sent or given to Valspar stockholders and will contain important information about the contemplated transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Certain Information Concerning Participants

Valspar and Sherwin-Williams and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Valspar investors and security holders in connection with the contemplated transactions. Information about Valspar’s directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. Information about Sherwin-Williams’ directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that Valspar intends to file with the SEC.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking information about Valspar, Sherwin-Williams and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Valspar and its subsidiaries. Valspar and Sherwin-Williams caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the failure to obtain Valspar stockholder approval of the proposed transaction; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the potential for regulatory authorities to require divestitures in connection with the proposed transaction and the possibility that Valspar stockholders consequently receive $105 per share instead of $113 per share; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Valspar and its management; the effect of announcement of the transaction on Valspar’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; fluctuations in the availability and prices of raw materials; difficult global economic and capital markets conditions; risks associated with revenues from foreign markets; interruption, failure or compromise of Valspar’s information systems; and changes in the legal and regulatory environment. These risks and others are described in greater detail in Valspar’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015, as well as in Valspar’s Quarterly Reports on Form 10-Q and other documents filed by Valspar with the SEC after the date thereof. Valspar and Sherwin-Williams make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VALSPAR CORPORATION

/s/ Rolf Engh
Name:	Rolf Engh
Title:	Executive Vice President, General Counsel and Secretary

Dated: March 21, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of March 19, 2016, by and among The Valspar Corporation, The Sherwin-Williams Company and Viking Merger Sub, Inc.†

3.1	Amended and Restated Bylaws of The Valspar Corporation (as amended and restated through March 19, 2016).

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.